Exhibit 99.2

                          Independent Auditors' Consent

To the Board of Directors and Shareholders of Mutual of America Institutional Funds, Inc.:

We consent to the use of our report dated February 20, 2003 with respect to Mutual of America Institutional Funds, Inc. (comprised of: All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Aggressive Equity Fund, Bond Fund and Money Market Fund) incorporated herein by reference and included in the Mutual of America Institutional Funds, Inc.'s Annual Report to Shareholders for the year ended December 31, 2002.

/s/ KPMG LLP

March 14, 2003